Exhibit 99.1

RE: OrthoLogic Corp.

1275 W. Washington St.
Tempe, AZ 85281
(602) 286-5520
www.orthologic.com
TRADED: Nasdaq: OLGC

THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP, INC.:
Thomas R. Trotter President/CEO (602) 286-5500	Lawrence Delaney Jr. (714) 734-5000

ORTHOLOGIC REPORTS FIRST QUARTER 2004 RESULTS

Tempe, Ariz., Thursday, April 29, 2004- OrthoLogic Corp. (Nasdaq: OLGC) today announced results for the first quarter ended March 31, 2004 and highlighted product development progress and plans for its orthobiologic product candidates, collectively known as the Chrysalin® Product Platform.

OrthoLogic reported a net loss of $3.2 million, or ($0.09) per share, for the first quarter ended March 31, 2004. Expenses for continuing operations compared to prior year have increased due to the company’s focused efforts in research, development and clinical activities.

“We are very pleased to report significant progress in our first full quarter as solely a drug development company,” said Thomas R. Trotter, OrthoLogic’s president and CEO. “Expenses for the first quarter of 2004 were lower than anticipated. Our overall financial position is excellent, and we ended the first quarter with $120 million in cash and cash investments and no long-term debt.”

First Quarter Highlights

Trotter stated: “During the first quarter of 2004 product development efforts for the Chrysalin® Product Platform advanced in several key areas. We are on track to achieve all of the major objectives we set out for 2004, and with today’s announced agreement to acquire Chrysalis BioTechnology, Inc., we expect the remainder of 2004 to be a very productive period for OrthoLogic.”

To date, OrthoLogic has initiated human clinical trials for potential Chrysalin-based products for acceleration of fracture repair and spine fusion; as well as pre-clinical studies of Chrysalin for cartilage defect repair. In addition, the company intends to begin pre-clinical studies evaluating Chrysalin for both ligament and tendon repair later this year

James T. Ryaby, Ph.D., OrthoLogic’s senior vice president and chief technology officer offered the following update for each of the Chrysalin orthobiologic product candidates currently in development:

Fracture Repair: “Patient enrollment for the Chrysalin Phase 3 human clinical trial for acceleration of fracture repair passed the half-way mark during the quarter with more than 250 patients now enrolled in the study. No adverse events related to Chrysalin have been reported to date and patient compliance with follow-up requirements has been excellent.”

Spinal Fusion: “As we recently announced, OrthoLogic completed patient enrollment for the Chrysalin Phase 1/2 human clinical trial for spinal fusion in the first quarter of 2004. No adverse events related to Chrysalin have been reported to date, and patient compliance with follow-up requirements has been excellent. Data from this trial is expected to be available in the second quarter of next year, after the 12-month follow-up period is completed.”

Cartilage Defect Repair: “We continued to make excellent progress this quarter related to the development of Chrysalin in a controlled-release matrix for a cartilage defect repair indication. We intend to file an Investigational New Drug (IND) application with the FDA before the end of 2004 to begin a human clinical trial for this indication.”

Ligament and Tendon Repair: “Pre-clinical planning for studies of Chrysalin-based product candidates for ligament and tendon repair is well underway, and we expect to begin the studies themselves this summer,” Ryaby concluded.

Outlook for 2004 and Beyond

Trotter concluded: “Our anticipated acquisition of Chrysalis BioTechnology later this year will expand OrthoLogic’s pipeline to include potential products for oral/maxillofacial bone repair, as well as cardiovascular and tissue repair applications. We believe that the combined potential worldwide market opportunity for Chrysalin based products, in orthobiologics as well as these new potential areas, represents one of the broadest and most promising platforms in the biotechnology industry.”

Conference Call Information

A conference call hosted by OrthoLogic management is scheduled for today at 12 p.m. EDT (9 a.m. PDT). To participate, please use the following numbers: 877/297-4509 (domestic) or 973/935-2402 (international). No reservation number is required.

A replay of this call will be available beginning April 30, 2004 at 12 p.m. EDT until May 6, 2004 at 12 p.m. EDT. To access the replay, dial 877/519-4471 (domestic) or 973/341-3080 (international) and enter the following access code: 4697547. A live Webcast and Internet replay of the call will also be provided and can be accessed from the Investor Relations section of OrthoLogic’s Web site at www.orthologic.com. Additionally, all StreetEvents subscribers can access the Webcast from www.streetevents.com.

About OrthoLogic Corp.

OrthoLogic is currently an orthobiologics drug-development company focused on commercializing several potential therapeutics comprising the Chrysalin® Product Platform, a series of potential drug products aimed at treating traumatic and chronic orthopedic indications in both bone and soft tissue. All of these potential products are based on the Chrysalin synthetic peptide, also known as TP508, licensed from Galveston, Texas-based Chrysalis BioTechnology, Inc.

OrthoLogic owns options on all worldwide orthopedic rights to the peptide, and is actively pursuing five orthopedic indications for Chrysalin. These include fracture repair and spine fusion, which are in human clinical trials, and cartilage defect repair, which is in late-stage preclinical trials. Ligament and tendon repair indications are in the preclinical planning stage, with studies planned to initiate in 2004.

The company’s vision is to become a worldwide leader in fracture healing, spinal repair and orthopedic soft tissue repair.

For more information, please visit the company’s Web site: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our Chrysalin Product Platform; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2003 and other documents we file with the Securities and Exchange Commission.

[FINANCIAL TABLES FOLLOW]

OrthoLogic Corp.
Consolidated Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2004	2003
Operating expenses
Selling, general and administrative	$555	$1,289
Research and development	3,371	1,390
CPM divestiture and related gains	(111)	—

Total operating expenses	(3,815)	(2,679)
Operating loss	(3,815)	(2,679)
Other income, net	306	132

Loss from continuing operations before income tax benefit	(3,509)	(2,547)
Income tax benefit	(294)	(981)

Net loss from continuing operations	(3,215)	(1,566)
Discontinued operations:
Income from the Bone Device Business, net of taxes of $0 and $994	—	1,708

Net income from discontinued operations	—	1,708
Net income (loss)	$(3,215)	$142

Net loss for continuing operations
Basic	$(0.09)	$(0.05)

Diluted	$(0.09)	$(0.05)

Net income for discontinued operations
Basic	$—	$0.05

Diluted	$—	$0.05

Net income for the total company
Basic	$(0.09)	$—

Diluted	$(0.09)	$—

Basic shares outstanding	34,310	32,809

Equivalent shares outstanding	—	219

Diluted shares outstanding	34,310	33,028

OrthoLogic Corp.
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$67,114	$84,357
Short-term investments	48,364	32,499
Accounts receivable	348	792
Prepaids and other current assets	1,089	882

Total current assets	116,915	118,530
Furniture and equipment	528	560
Long-term investments	4,609	4,156
Escrow account, net	5,138	5,144
Deferred income taxes — non-current	770	770
Deposits and other assets	196	196
Investment in Chrysalis BioTechnology	750	750

Total assets	$128,906	$130,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$665	$201
Accrued liabilities	3,477	5,650

Total current liabilities	4,142	5,851
Deferred rent and capital lease obligations	262	280

Total liabilities	4,404	6,131
Stockholders’ Equity
Common stock	17	16
Additional paid-in capital	145,933	142,329
Accumulated deficit	(21,448)	(18,233)
Treasury stock		(137)

Total stockholders’ equity	124,502	123,975
Total liabilities and stockholders’ equity	$128,906	$130,106

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